Exhibit 99.1

 McClatchy Reports Fourth Quarter 2015 Results

- Adjusted earnings grew 57% to $17.3 million in Q4 2015 and 70% to $11.8 million in full-year 2015

- Digital-only gross advertising revenues grew 14.3% in Q4 2015 and up 8.5% for full-year 2015

- Monthly unique visitors to websites exceed 50 million for the first time

- Free cash flow grew to $63.3 million in fiscal 2015 from $53.7 million in 2014

- Reduced debt by $28.9 million in Q4 2015, $95.2 million in full year

- Received distribution of $25.6 million from CV sale proceeds in Q4 2015

- Repurchased 4.2 million shares of Class A Common stock in Q4 2015, 6.1 million in full-year 2015

SACRAMENTO, Calif., Feb. 10, 2016 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today reported net income from continuing operations in the fourth quarter of 2015 excluding certain items (adjusted earnings), of $17.3 million, a 57.2% improvement when compared to adjusted earnings in the fourth quarter of 2014 of $11.0 million.

On a GAAP basis, the company reported net income from continuing operations in the fourth quarter of 2015 of $8.8 million, or $0.10 per share. In the fourth quarter of 2014, the company reported net income from continuing operations of $303.0 million, or $3.45 per share, which included a $347.5 after-tax gain on the sale of McClatchy's interest in Cars.com and an after-tax loss of $46.2 million on extinguishment of debt resulting from the use of the Cars.com proceeds.

Pat Talamantes, McClatchy's president and CEO, said, "2015 was the year our digital transformation accelerated, clearly demonstrating our skill at evolving with the marketplace. We have been working on initiatives and strategies to reinforce our position as the leading local media company in each of the markets we serve. As a result of our efforts, we saw accelerated growth in digital revenues in the fourth quarter and second half of 2015. In 2015 we used free cash flow, distributions from equity investments and proceeds from asset sales to reduce debt by just over $95 million and to launch a share repurchase program. During 2015, we repurchased a total of 6.1 million shares at an average price of $1.28 per share."

Talamantes continued, "Revenue initiatives included adding resources to our digital sales team, revamping our sales forces in our six largest markets and growing our digital marketing services to small and medium-sized businesses in our markets. We also expanded our video efforts to improve storytelling and generate more advertising revenues. With these initiatives, our digital-only advertising grew 20.3% in the fourth quarter, or up 14.3% on a gross basis. Also, our audience growth initiatives resulted in unique visitors to our online products increasing by 16.8% in the fourth quarter and by 3.4% for full-year 2015—ending the year with 50.6 million unique visitors. Our local unique visitors also had impressive growth, ending the year with 13.2 million local unique visitors, reflecting growth of 7.1% in the fourth quarter of 2015 compared to the same period last year.

"Our cost initiatives focused on reducing legacy costs, primarily in production and distribution, including substantial savings in newsprint costs. Cash costs were down 9.4% in the fourth quarter compared to the fourth quarter of 2014. It's worth highlighting that we realized more than $30 million of cost savings in all of 2015 from these specific initiatives while still investing in our digital infrastructure and products. Helped by the efforts at our individual media properties, cash expenses declined nearly $58 million in total for all of 2015. So we enter 2016 with momentum in digital revenues, a growing online audience and ongoing cost savings."

Fourth Quarter Results

Total revenues, including gross sales of Cars.com and certain other digital products and services, in the fourth quarter of 2015 were $292.8 million, down 7.8% compared to the fourth quarter of 2014. Total advertising revenues, based upon gross sales, were $184.7 million, down 11.7% compared to the same quarter last year.

On a GAAP basis, which reports revenues associated with the sales of Cars.com and certain other digital products and services net of wholesale fees paid to third-party vendors, total revenues in the fourth quarter of 2015 were $285.8 million, down 7.8% compared to the fourth quarter of 2014. Total advertising revenues were $177.8 million, down 11.9% compared to the same quarter last year.

Overall, the decline in total advertising revenues compared to the fourth quarter of 2014 was driven by the further decline in print-related revenues. This reflected a trend from larger advertisers throughout 2015 and was exacerbated by more tepid growth in retail sales and GDP in the fourth quarter of 2015. These declines were offset by better performance in digital and audience revenues. National advertising is an example of a category where digital revenue growth of 35.9%, more than offset print declines. Total national advertising grew 1.2% in the fourth quarter of 2015 compared to the same quarter last year.

For the fourth quarter of 2015, digital-only advertising revenues, reported on a gross basis, grew 14.3% and total digital gross advertising revenues were up 2.9% compared to the same quarter last year. Digital-only advertising on a gross basis is the only basis in which these revenues are comparable to the first three quarters of 2015 and to full-year 2014 due to changes in terms of certain key digital product agreements, primarily its Cars.com affiliate agreement in the fourth quarter of 2014. The pace of growth in digital-only gross advertising revenues improved about 5 percentage points in the third and fourth quarters of 2015 and improved from the 4.7% growth reported for the first half of 2015 to growth of 12.0% in the second half of 2015. On a GAAP basis, digital-only advertising revenues were up 20.3% and total digital advertising revenues were up 4.7% in the fourth quarter of 2015 compared to the same quarter last year.

Audience revenues were $94.5 million, down 1.0% from the same quarter in 2014, but grew 0.3% for the full-year 2015. As a result of pricing initiatives and steady growth in digital subscriptions, total digital audience revenues grew 10.5% compared to the same quarter last year, and digital-only audience revenues were up 33.9% in the quarter. Digital-only subscribers grew to 79,300 in the fourth quarter of 2015, representing an increase of 11.3% from the same quarter 2014.

Our product enhancements and audience growth initiatives are evident not only through the increase in digital subscriptions but also growth in unique visitor counts. During the fourth quarter, we saw a record number of total unique and local unique visitors to the company's online products, approximately 52.7 million and 13.2 million, respectively. This represented growth of 16.8% in total unique visitors and 7.1% in local unique visitors in the fourth quarter of 2015, compared to the fourth quarter of 2014. Mobile users represented 56.6% of total monthly unique visitors in the quarter, an improvement from 50.0% in the fourth quarter of 2014.

Revenues on a gross basis, excluding print newspaper advertising, accounted for 66.5% of total revenues in the quarter, an increase from 62.1% in the fourth quarter of 2014.

Results in the fourth quarter of 2015 were impacted by the following items:

  Non-cash charges related to newspaper masthead impairment and write downs of certain equity investments totaling $12.6 million ($7.9 million after-tax);
  Net decrease in taxes totaling $3.5 million for adjustments of certain tax liabilities related to tax positions taken in prior years;
  Accelerated depreciation charges totaling $3.6 million ($2.2 million after-tax);
  Severance charges totaling $2.2 million ($1.4 million after-tax);
  Other restructuring charges totaling $1.3 million ($0.8 million after-tax); and
  A gain on the extinguishment of debt totaling $0.4 million ($0.3 million after-tax).

Adjusted earnings excluding the items above were $17.3 million. Operating cash expenses, excluding severance and certain other charges, declined 9.4% from the same quarter last year. Operating cash flow from continuing operations was $70.0 million in the fourth quarter of 2015, down 2.6% compared to the fourth quarter last year, and reflects a significant improvement to the declines reported in all other quarters of 2015. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

Full Year Results

Including gross sales of Cars.com and certain other digital products and services, total revenues for full-year 2015 were $1.085 billion, down 7.1% from full-year 2014. Total advertising revenues were $665.5 million, down 11.6% from full-year 2014. Advertising comparisons for full year 2015 also reflect the loss of revenues resulting from the disposition of Apartments.com in April 2014.

On a GAAP basis, which reports revenues associated with the sales of Cars.com and certain other digital products and services net of wholesale fees paid to third-party vendors, total revenues for full-year 2015 were $1.057 billion, down 7.8% compared to fiscal 2014. Advertising revenues were $637.4 million, down 12.9% compared to full-year 2014.

The company recorded adjusted earnings for full-year 2015 of $11.8 million, an improvement of 70.2% from adjusted earnings for full-year 2014 of $7.0 million. (Non-GAAP measurements are discussed below.)

The net loss from continuing operations for the fiscal year 2015 was $300.2 million, or $3.47 per share, which includes non-cash after tax impairment charges related to goodwill and newspaper mastheads and write downs of certain equity investments of $304.5 million. The net income excluding these charges was $4.3 million. Net income from continuing operations for fiscal year 2014 was $376.0 million, or $4.26 per share, which included among other items, combined after-tax gains of $437.2 million from McClatchy's share of the gain from Classified Ventures' (25.6% owned by the McClatchy) sale of Apartments.com, the sale of its interest in Classified Ventures, owner of Cars.com, and to a lesser extent a gain on the sale of its 50% partnership interest in McClatchy-Tribune Information Services. Net income including discontinued operations for fiscal year 2014 was $374.0 million, or $4.23 per share.

Results for full-year 2015 included the following items:

  Non-cash charges related to goodwill and newspaper masthead impairment and write downs of certain equity investments totaling $313.0 million ($304.5 million after-tax);
  Severance charges totaling $13.0 million ($7.9 million after-tax);
  Accelerated depreciation charges totaling $10.2 million ($6.2 million after-tax);
  A distribution from Classified Ventures totaling $7.5 million and a gain related to the sale of Classified Ventures totaling $0.6 million (combined $5.0 million after-tax);
  Other restructuring charges totaling $4.4 million ($2.7 million after-tax);
  Net decrease in taxes totaling $3.5 million for adjustments of certain tax liabilities related to tax positions taken in prior years; and
  A gain on the extinguishment of debt totaling $1.2 million ($0.7 million after-tax).

Operating cash flow from continuing operations was $178.4 million for full-year 2015, down 15.3% compared to 2014. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

Other Fourth Quarter Business and Financial Highlights

Interest expense declined $7.3 million in the fourth quarter of 2015 compared to the fourth quarter of 2014 and declined $41.5 million for full-year 2015. Debt at the end of the fourth quarter of 2015, after repurchasing $28.9 million of bonds, was $937.3 million. The company finished the quarter with $9.3 million in cash. The leverage ratio at the end of the fourth quarter as defined in the company's credit agreement was 4.77 times cash flow compared to a maximum leverage covenant of 6.0 times cash flow (as defined).

Income from equity investments declined $1.7 million in the fourth quarter of 2015 and included an impairment of goodwill by one of its equity investees of $7.5 million.

The company received cumulative cash distributions of $25.6 million during the fourth quarter of 2015 related to the funds held in escrow as part of the company's sale of its interest in Classified Ventures. For the full-year 2015, the company received $33.1 million related to Classified Ventures distributions and sale proceeds.

During the fourth quarter of 2015, the company repurchased approximately 4.2 million shares of Class A Common stock at a weighted average price of $1.34 per share under its share repurchase program. The program, which was launched on April 24, 2015, and later revised on August 19, 2015, provides for $15 million of share buybacks through 2016. Under the program, total cumulative shares repurchased through the end of 2015 were approximately 6.1 million shares, or $7.8 million of the total buyback approved through the end of 2016.

Outlook

Looking to full-year 2016, the company plans to forge ahead with the rapid and innovative transition required of a digital company in an evolving media landscape. This includes driving non-traditional revenues and concentrating on local advertising customers. The company anticipates a continuation of legacy cost reductions as it continues to reengineer the way in which it operates the business. The company will remain focused on its commitment to reducing debt and interest costs and creating shareholder value.

Digital-only advertising revenues are expected to maintain the trend from the fourth quarter of 2015 and grow in the double-digit percentage range in 2016 while print advertising revenues, which remain volatile, are expected to be a smaller percent of total revenues. Audience revenues are expected to continue to be stable. Cash expenses, benefiting from the rollover impact from 2015 initiatives as well as new efforts in 2016, are expected to decline.

The company expects that cash from operations and proceeds resulting from strategically monetizing real estate assets will be used to strengthen the company's financial position, including debt reduction. Cash will also be used to fund capital expenditures of $16 million to $20 million in 2016. As of the end of the fourth quarter of 2015, the company had $7.2 million remaining under its authorization for its share repurchase program which will expire at the end of fiscal year 2016.

In the first quarter of 2016, the company plans to contribute certain properties with a combined fair value of approximately $47 million to its pension plan. The contribution would reduce, on a proforma basis, the GAAP underfunded pension obligation to $418 million versus $465 million reported at the end of 2015, all other things being equal. No cash contributions are expected to be made to the company's defined benefit pension plan during 2016.

The company's statistical report, which summarizes revenue performance for the fourth quarter of 2015, is attached.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as gross revenues, adjusted net income or loss from continuing operations, operating cash flow, operating cash flow margin, and free cash flow from operations. Adjusted net income or loss from continuing operations is defined as net income or loss from continuing operations excluding amounts (net of tax) for a gain on the sale of an equity investment and distributions, pre-closing expenses related to the sale of equity investment, goodwill and other intangible asset impairment, impairment charges related to equity investments, gain on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, certain other charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating income or loss plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. Free cash flow from operations is defined as operating cash flow less cash paid for interest, taxes from operations, and capital expenditures. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models and industry peers.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 30830248) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 28, 2014, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 27,	December 29,	December 27,	December 29,
	2015	2014	2015	2014
REVENUES - NET:
Advertising	$ 177,788	$ 201,689	$ 637,415	$ 731,783
Audience	94,497	95,478	367,858	366,592
Other	13,540	12,924	51,301	48,177
	285,825	310,091	1,056,574	1,146,552
OPERATING EXPENSES:
Compensation	92,671	99,253	395,449	411,881
Newsprint, supplements and printing expenses	23,792	30,608	95,674	114,617
Depreciation and amortization	25,703	23,613	101,595	113,638
Other operating expenses	102,844	108,250	404,347	415,866
Goodwill and other asset impairments	4,419	7,203	304,848	8,227
	249,429	268,927	1,301,913	1,064,229

OPERATING INCOME (LOSS)	36,396	41,164	(245,339)	82,323

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(20,233)	(27,490)	(85,973)	(127,503)
Interest income	134	190	331	254
Equity income in unconsolidated companies, net	(3,615)	(5,282)	10,086	19,084
Gains related to equity investments	(32)	559,343	8,061	705,247
Gain on extinquishment of debt, net	418	(72,777)	1,167	(72,777)
Other - net	-	61	(292)	579
	(23,328)	454,045	(66,620)	524,884

Income (loss) from continuing operations before taxes	13,068	495,209	(311,959)	607,207
Income tax provision (benefit)	4,238	192,199	(11,797)	231,230
INCOME (LOSS) FROM CONTINUING OPERATIONS	8,830	303,010	(300,162)	375,977

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	-	(368)	-	(1,988)
NET INCOME (LOSS)	$ 8,830	$ 302,642	$ (300,162)	$ 373,989

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$ 0.10	$ 3.48	$ (3.47)	$ 4.33
Loss from discontinued operations	-	(0.01)	-	(0.02)
Net income (loss) per share	$ 0.10	$ 3.47	$ (3.47)	$ 4.31

Diluted:
Income (loss) from continuing operations	$ 0.10	$ 3.45	$ (3.47)	$ 4.26
Loss from discontinued operations	-	(0.01)	-	(0.03)
Net income (loss) per share	$ 0.10	$ 3.44	$ (3.47)	$ 4.23

Weighted average number of common shares used to calculate basic and diluted earnings per share:
Basic	84,525	87,111	86,591	86,797
Diluted	84,623	87,884	86,591	88,357

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined			Print			Digital

Revenues:	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Advertising revenues reported at gross for certain digital contracts (historical)
Retail	$93,368	$109,968	-15.1%	$70,047	$86,687	-19.2%	$23,320	$23,281	0.2%
National	14,023	13,853	1.2%	7,098	8,757	-18.9%	6,925	5,096	35.9%
Classified Total	43,221	47,689	-9.4%	20,630	24,718	-16.5%	22,591	22,971	-1.7%
Automotive	16,203	17,984	-9.9%	3,467	5,336	-35.0%	12,735	12,649	0.7%
Real Estate	6,529	7,041	-7.3%	3,779	4,465	-15.4%	2,750	2,575	6.8%
Employment	6,550	7,696	-14.9%	2,954	3,467	-14.8%	3,596	4,229	-15.0%
Other	13,939	14,968	-6.9%	10,429	11,450	-8.9%	3,510	3,518	-0.2%
Direct Marketing	33,961	37,525	-9.5%	33,961	37,525	-9.5%
Other Advertising	174	176	-1.1%	174	176	-1.1%
(A) Total Advertising	$184,746	$209,211	-11.7%	$131,910	$157,864	-16.4%	$52,836	$51,348	2.9%

Memo: Digital-only							37,875	33,139	14.3%

Audience	94,497	95,478	-1.0%	68,777	72,200	-4.7%	25,720	23,278	10.5%
Other	13,540	12,924	4.8%
Total Revenues	$292,783	$317,613	-7.8%

(B) Wholesale fees for certain advertising contracts	$6,958	$7,522	-7.5%

Advertising revenues reported at net for certain digital contracts (GAAP)
Retail	$93,368	$109,968	-15.1%	$70,047	$86,687	-19.2%	$23,320	$23,281	0.2%
National	14,023	13,853	1.2%	7,098	8,757	-18.9%	6,925	5,096	35.9%
Classified Total	36,262	40,168	-9.7%	20,630	24,718	-16.5%	15,633	15,449	1.2%
Automotive	9,470	10,700	-11.5%	3,467	5,336	-35.0%	6,004	5,365	11.9%
Real Estate	6,529	7,041	-7.3%	3,779	4,465	-15.4%	2,750	2,575	6.8%
Employment	6,324	7,459	-15.2%	2,954	3,467	-14.8%	3,370	3,992	-15.6%
Other	13,939	14,968	-6.9%	10,429	11,450	-8.9%	3,510	3,518	-0.2%
Direct Marketing	33,961	37,525	-9.5%	33,961	37,525	-9.5%
Other Advertising	174	176	-1.1%	174	176	-1.1%
(A)-(B) Total Net Advertising	$177,788	$201,689	-11.9%	$131,910	$157,864	-16.4%	$45,878	$43,826	4.7%

Memo: Digital-only							30,998	25,777	20.3%

Audience	94,497	95,478	-1.0%	68,777	72,200	-4.7%	25,720	23,278	10.5%
Other	13,540	12,924	4.8%
Total Revenues	$285,825	$310,091	-7.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,524.4	3,967.1	-11.2%

Millions of Preprints Distributed				920.8	1,187.6	-22.5%

Audience:
Daily Average Total Circulation*				1,623.4	1,726.0	-5.9%
Sunday Average Total Circulation*				2,397.4	2,615.5	-8.3%
Monthly Unique Visitors							49,917.6	42,726.6	16.8%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined			Print			Digital

Revenues:	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Advertising revenues reported at gross for certain digital contracts (historical)
Retail	$318,953	$374,425	-14.8%	$236,240	$292,736	-19.3%	$82,713	$81,689	1.3%
National	45,861	50,796	-9.7%	25,362	33,444	-24.2%	20,499	17,352	18.1%
Classified Total	181,783	200,193	-9.2%	89,913	104,482	-13.9%	91,871	95,711	-4.0%
Automotive	64,871	73,324	-11.5%	15,291	22,471	-32.0%	49,581	50,852	-2.5%
Real Estate	27,083	30,240	-10.4%	16,216	19,300	-16.0%	10,867	10,939	-0.7%
Employment	31,122	35,402	-12.1%	13,909	15,824	-12.1%	17,213	19,578	-12.1%
Other	58,707	61,227	-4.1%	44,497	46,886	-5.1%	14,210	14,341	-0.9%
Direct Marketing	118,036	127,216	-7.2%	118,036	127,216	-7.2%
Other Advertising	866	476	81.9%	866	476	81.9%
(A) Total Advertising	$665,499	$753,106	-11.6%	$470,417	$558,354	-15.7%	$195,083	$194,752	0.2%

Memo: Digital-only(excl apts.com)							$133,712	$123,234	8.5%

Audience	367,858	366,592	0.3%	268,415	276,863	-3.1%	99,443	89,729	10.8%
Other	51,301	48,177	6.5%
Total Revenues	$1,084,658	$1,167,875	-7.1%

(B) Wholesale fees for certain advertising contracts	$28,084	$21,323	31.7%

Advertising revenues reported at net for certain digital contracts (GAAP)
Retail	$318,953	$374,425	-14.8%	$236,240	$292,736	-19.3%	$82,713	$81,689	1.3%
National	45,861	50,796	-9.7%	25,362	33,444	-24.2%	20,499	17,352	18.1%
Classified Total	153,699	178,870	-14.1%	89,913	104,482	-13.9%	63,787	74,388	-14.3%
Automotive	37,789	53,025	-28.7%	15,291	22,471	-32.0%	22,498	30,553	-26.4%
Real Estate	27,083	30,240	-10.4%	16,216	19,300	-16.0%	10,867	10,939	-0.7%
Employment	30,120	34,378	-12.4%	13,909	15,824	-12.1%	16,211	18,554	-12.6%
Other	58,707	61,227	-4.1%	44,497	46,886	-5.1%	14,210	14,341	-0.9%
Direct Marketing	118,036	127,216	-7.2%	118,036	127,216	-7.2%
Other Advertising	866	476	81.9%	866	476	81.9%
(A)-(B) Total Net Advertising	$637,415	$731,783	-12.9%	$470,417	$558,354	-15.7%	$166,999	$173,429	-3.7%

Memo: Digital-only(excl apts.com)							$106,055	$102,655	3.3%

Audience	367,858	366,592	0.3%	268,415	276,863	-3.1%	99,443	89,729	10.8%
Other	51,301	48,177	6.5%
Total Revenues	$1,056,574	$1,146,552	-7.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				13,466.3	14,580.5	-7.6%

Millions of Preprints Distributed				3,248.5	3,905.1	-16.8%

Audience:
Daily Average Total Circulation*				1,626.7	1,708.2	-4.8%
Sunday Average Total Circulation*				2,446.6	2,609.3	-6.2%
Monthly Unique Visitors							44,695.9	43,220.6	3.4%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income (Loss) from Continuing Operations to Operating Cash Flows

	Quarters Ended		Year Ended
	December 27,	December 28,	December 27,	December 28,
	2015	2014	2015	2014
REVENUES - NET:
Advertising	$ 177,788	$ 201,689	$ 637,415	$ 731,783
Audience	94,497	95,478	367,858	366,592
Other	13,540	12,924	51,301	48,177
	285,825	310,091	1,056,574	1,146,552
OPERATING EXPENSES:
Compensation excluding severance charges	90,430	98,768	382,522	406,393
Newsprint, supplements and printing expense	23,792	30,791	95,674	114,801
Other cash operating expenses	101,583	108,676	399,997	414,862
Cash operating expenses excluding severance and other charges	215,805	238,235	878,193	936,056
Severance charges	2,241	485	12,927	5,488
Other charges	5,680	6,594	309,198	9,047
Depreciation and amortization	25,703	23,613	101,595	113,638
Total operating expenses	249,429	268,927	1,301,913	1,064,229

OPERATING INCOME (LOSS)	36,396	41,164	(245,339)	82,323
Add back:
Depreciation and amortization	25,703	23,613	101,595	113,638
Severance charges	2,241	485	12,927	5,488
Other charges	5,680	6,594	309,198	9,047
OPERATING CASH FLOW	$ 70,020	$ 71,856	$ 178,381	$ 210,496

OPERATING CASH FLOW MARGIN	24.5%	23.2%	16.9%	18.4%

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted Net Income

Net Income (Loss) from continuing operations:	$ 8,830	$ 303,010	$ (300,162)	$ 375,977

Add back certain items, net of tax:
(Gain) loss on extinguishment of debt	(265)	46,163	(740)	46,163
Loss (Gain) related to equity investment distributions	-	102	-	(88,944)
Gain on sale of equity investments	-	(347,473)	(5,024)	(348,259)
Impairment charges related to equity investments	5,100	4,431	5,100	4,928
Intangible asset impairment charges	2,803	3,146	299,398	3,146
Severance charges	1,367	800	7,905	3,405
Accelerated depreciation on equipment	2,153	(4)	6,158	8,328
Real estate related charges	-	(669)	-	310
Other charges	812	1,464	2,749	2,043
Reversal of interest on tax items	-	-	-	(22)
Certain discrete tax items	(3,548)	-	(3,548)	(119)
Adjusted net income from continuing operations	$ 17,252	$ 10,970	$ 11,836	$ 6,956

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Cash Flow From Operations to Free Cash Flow

		Year Ended	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Year Ended
		December 28,	March 29,	June 28,	September 27,	December 27,	December 27,
		2014	2015	2015	2015	2015	2015
Operating income (loss)		$ 82,323	$ (1,158)	$ (288,966)	$ 8,389	$ 36,396	$ (245,339)
Add back:
Depreciation & amortization		113,638	23,663	24,934	27,295	25,703	101,595
Severance charges		5,488	4,183	3,949	2,554	2,241	12,927
Other charges		9,047	555	301,551	1,412	5,680	309,198
Operating cash flow		$ 210,496	$ 27,243	$ 41,468	$ 39,650	$ 70,020	$ 178,381

Cash interest paid		(121,375)	(12,695)	(28,820)	(11,726)	(27,273)	(80,514)
Cash taxes from operations	[1]	(11,968)	12,519	(8,335)	(10,802)	(9,325)	(15,943)
Capital expenditures		(23,441)	(2,575)	(4,617)	(3,574)	(7,839)	(18,605)
Free cash flow from operations		$ 53,712	$ 24,492	$ (304)	$ 13,548	$ 25,583	$ 63,319

Footnotes
1	Excludes taxes paid for unusual transactions (i.e. sales of equity investments)

CONTACT: Stephanie Zarate, Investor Relations Manager, (916) 321-1931, szarate@mcclatchy.com; Or Elaine Lintecum, Chief Financial Officer, (916) 321-1846, elintecum@mcclatchy.com